Exhibit 23.6

DeGolyer and MacNaughton

5001 Spring Valley Road

Suite 800 East

Dallas, Texas 75244

Consent of DeGolyer and MacNaughton

We consent to the reference to DeGolyer and MacNaughton under the heading “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement on Form F-3 and related Prospectus Supplement of CNOOC Limited for the registration of debt securities and guarantees, and to the incorporation by reference therein of our report dated January 23, 2019, concerning our opinion on the proved reserves as of December 31, 2018, included in CNOOC Limited’s Annual Report on Form 20-F for the year ended December 31, 2018, to be filed with the United States Securities and Exchange Commission.

Very truly yours,

/s/ DeGolyer and MacNaughton

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716

Dallas, Texas

August 15, 2019